Exhibit 99.1

Compass Diversified Declares Third Quarter 2024 Distributions on Common and Series A, B and C Preferred Shares
WESTPORT, Conn., October 3, 2024 -- Compass Diversified (NYSE: CODI) (“CODI” or the “Company”), an owner of leading middle market businesses, announced today that its Board of Directors (the “Board”) has declared a quarterly cash distribution of $0.25 per share on the Company’s common shares (the “Common Shares”). The distribution for the three months ended September 30, 2024, is payable on October 24, 2024, to all holders of record of Common Shares as of October 17, 2024.
The Board also declared a quarterly cash distribution of $0.453125 per share on the Company’s 7.250% Series A Preferred Shares (the “Series A Preferred Shares”). The distribution on the Series A Preferred Shares covers the period from, and including, July 30, 2024, up to, but excluding, October 30, 2024. The distribution for such period is payable on October 30, 2024, to all holders of record of Series A Preferred Shares as of October 15, 2024.
The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series B Preferred Shares (the “Series B Preferred Shares”). The distribution on the Series B Preferred Shares covers the period from, and including, July 30, 2024, up to, but excluding, October 30, 2024. The distribution for such period is payable on October 30, 2024, to all holders of record of Series B Preferred Shares as of October 15, 2024.
The Board also declared a quarterly cash distribution of $0.4921875 per share on the Company’s 7.875% Series C Preferred Shares (the “Series C Preferred Shares”). The distribution on the Series C Preferred Shares covers the period from, and including, July 30, 2024, up to, but excluding, October 30, 2024. The distribution for such period is payable on October 30, 2024, to all holders of record of Series C Preferred Shares as of October 15, 2024.
CODI’s common and preferred cash distributions should generally constitute “qualified dividends” for U.S. federal income tax purposes to the extent they are paid from “earnings and profits” (as determined under U.S. federal income tax principles), provided that the requisite holding period is met. To the extent that the amount of the cash distributions exceeds earnings and profits, such distribution will first be treated as a non-taxable return of capital to the extent of the holder’s adjusted tax basis in the shares, and thereafter be treated as a capital gain from the sale or exchange of such shares.
CODI anticipates, but is not certain, that all 2024 distributions will be treated as qualified dividends, provided that the requisite holding periods are met. The final tax status of such amounts will be made and reported to shareholders in early 2025, when the determination of earnings and profits for the 2024 year is completed. The final tax status of the 2024 distributions may differ from this preliminary expectation.
About Compass Diversified (“CODI”)
Since its IPO in 2006, CODI has consistently executed on its strategy of owning and managing a diverse set of highly defensible, middle-market businesses across the industrial, branded consumer and healthcare sectors. The Company leverages its permanent capital base, long-term disciplined approach, and actionable expertise to maintain controlling ownership interests in each of its subsidiaries, maximizing its ability to impact long-term cash flow generation and value creation. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and has consistently generated strong returns through its culture of transparency, alignment and accountability. For more information, please visit compassdiversified.com.
Forward Looking Statements
This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI and its subsidiaries. Words such as "believes," "expects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2023 and in other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations
Compass Diversified
irinquiry@compassdiversified.com

Gateway Group
Cody Slach
949.574.3860
CODI@gateway-grp.com

Media Relations
Compass Diversified
mediainquiry@compassdiversified.com

The IGB Group
Leon Berman
212-477-8438
lberman@igbir.com